UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 14, 2025

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-35805	20-1496201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On April 14, 2025, Boise Cascade Company (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and a lender, and the other lenders from time to time party thereto.

The Credit Agreement provides for a $450.0 million revolving loan (the “Revolver”), which includes a $45.0 million swingline sub-facility and a $75.0 million letter of credit sub-facility. Borrowings under the Revolver may be repaid and re-borrowed from time to time at the discretion of the Company without premium or penalty. The Credit Agreement matures on April 14, 2030.

Interest rates under the Credit Agreement are based, at the Company’s election, on either an Alternate Base Rate, a Term SOFR Rate, or a Daily Simple SOFR Rate (each as defined in the Credit Agreement), each plus an applicable spread based on the Company’s net leverage ratio.

The Credit Agreement contains representations, warranties, affirmative and negative covenants, and events of default that are typical of this type of credit agreement. The Credit Agreement is secured by a first priority security interest in substantially all of the assets of the Company and the guarantors under the Credit Agreement, except real property and certain other excluded property (the “Collateral”). The Credit Agreement provides for the release of the lien on the Collateral if the Company receives and maintains an investment grade rating with a stable or better outlook from at least two of Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and Fitch Ratings Inc. and no default or event of default is then continuing.

At closing, $50.0 million under the Revolver was borrowed, and the Company had approximately $4,300,000 of letters of credit outstanding that reduce availability under the Credit Agreement. Proceeds from the Revolver were used to repay the $50.0 million term loan facility under the Prior Credit Agreement as described below.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02    Termination of a Material Definitive Agreement.

On April 14, 2025, in connection with the entry into the Credit Agreement described above, the Company terminated the Amended and Restated Credit Agreement, dated May 15, 2015, by and among the Lenders identified on the signature pages thereof, Wells Fargo Capital Finance, LLC, as the administrative agent, Boise Cascade Company, and the other Borrowers identified on the signature pages thereof, as amended (the “Prior Credit Agreement”), which provided for a $400.0 million revolving credit facility and a $50.0 million term loan facility. The outstanding letters of credit under the Prior Credit Agreement were transferred to the Credit Agreement in connection with the termination of the Prior Credit Agreement. The Company did not incur any penalties in connection with the termination of the Prior Credit Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit

10.1#	Credit Agreement, dated as of April 14, 2025, among Boise Cascade Company, JPMorgan Chase Bank, N.A., as administrative agent and a lender, and the other lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

# Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ Jill Twedt
Jill Twedt Senior Vice President, General Counsel & Corporate Secretary
Date: April 16, 2025